EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Amendment #1 to Form S-11 on Form S-3) and the related prospectus and prospectus supplements for Ashford Hospitality Trust, Inc., of our reports on the Dunn Properties, dated October 1, 2004, and Hyatt Regency Orange County, dated November 12, 2004, with respect to the combined historical summaries of revenue and direct operating expenses of these properties included in current reports on Form 8-K/A filed with the Securities and Exchange Commission on October 14, 2004, and December 8, 2004, respectively.

/s/ Holland Shipes Vann, P.C.

Atlanta, Georgia
January 7, 2005